Exhibit 99.1


              KEYSPAN ACQUIRES EASTERN ENTERPRISES AND ENERGYNORTH
            -- NATION'S FIFTH LARGEST NATURAL-GAS COMPANY CREATED --


NEW YORK (NOVEMBER 9, 2000) - KeySpan Corporation [NYSE: KSE] yesterday created the largest natural gas-distribution company in the Northeast with the acquisition of Eastern Enterprises [NYSE:EFU] of Weston, MA, and EnergyNorth [NYSE:EI] of Manchester, NH. The last day of trading for Eastern or EnergyNorth common stock was yesterday, November 8, 2000. All former Eastern utilities (Boston Gas, Colonial Gas and Essex Gas) and the EnergyNorth utility (EnergyNorth Natural Gas) are now identified as KeySpan Energy Delivery.
           "Today we celebrate the culmination of an ambitious effort that has forged great companies into the largest gas-distribution company in the Northeast and the fifth largest in the United States," said Robert B. Catell, chairman and chief executive officer of KeySpan. "This expansion is a milestone in our company's history, and is a major step in implementing our strategy of growth and our vision of becoming the premier energy and services company in the Northeast. KeySpan anticipates tremendous growth for regulated and unregulated sales of natural gas and energy-related products and services throughout the region."
           This acquisition increases the customer base of KeySpan's regulated utilities from 1.6 to 2.4 million natural gas customers, and creates the market potential for KeySpan to expand to more than 5 million customers for energy and services. With market saturation for natural gas in the Northeast averaging only 35%, the area provides opportunities for significant growth in KeySpan's regulated gas business.
The purchase is valued at approximately $2.5 billion -- $1.96 billion in equity and the assumption of $550 million in debt. KeySpan will ultimately finance the purchase of the equity of Eastern and EnergyNorth by issuing $1.65 billion in long-term debt and the balance with commercial paper. Following a review of the transaction, S&P has upgraded its rating of KeySpan to "A" and Moody's has affirmed its "A3" rating.
KeySpan now has assets of more than $10 billion and projected annual revenues of $5 billion, resulting primarily from the consolidation of six utilities in New York and New England. With the closing, KeySpan becomes a registered holding company subject to regulation by the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935. KeySpan expects the acquisition to yield pre-tax annual savings of approximately $40 million. These savings will result primarily from the elimination of duplicate corporate and administrative programs, greater efficiencies in operations and business processes, increased purchasing efficiencies, and consolidation of information systems. KeySpan expects to achieve personnel reductions through a variety of programs, including hiring freezes, attrition, and voluntary separation programs, including early retirement. All union contracts will be honored.


                              THE CHANGE OF COMMAND

 "The sale of Eastern to KeySpan is the result of our efforts to maximize shareholder value," said J. Atwood Ives, chairman and CEO of Eastern Enterprises. "On behalf of management, I would like to thank all of our employees for their hard work and professionalism in our efforts to integrate our operations with KeySpan. Together, we have created an organization that is well-positioned to capitalize on the tremendous opportunities ahead of us." His sentiments were echoed by Robert R. Giordano, recently retired president and CEO of EnergyNorth. "The acquisition is exciting news for EnergyNorth," he said. "KeySpan's size and strength will provide unprecedented services to energy customers in New England." Catell remains chairman and CEO of the combined company. Ives and Giordano have retired from active management, and Ives has been appointed to KeySpan's board of directors. KeySpan's corporate headquarters will remain in New York, while Boston will serve as headquarters for the company's New England operations. "We have great respect for the excellent service Eastern and EnergyNorth employees have always provided their customers, and we welcome them to the KeySpan family of nearly 14,000 employees," said Catell. "We each have a proud history of more than 100 years of active community involvement -- a tradition we intend to continue."

                            SHAREHOLDER TRANSACTIONS

EASTERN ENTERPRISES SHAREHOLDERS.
Eastern Enterprises shareholders will receive an acquisition price of $64.558 per share, paid in cash. This acquisition price reflects the original $64.00 price, plus a "ticking fee" of $0.558 per share ($0.006 per day for 93 days, August 7 through November 7, 2000).
In addition, Eastern Enterprises shareholders will receive a portion of the fourth quarter dividend equal to $0.1692 per share. It will be paid on November 22 to shareholders of record as of November 8, 2000. The dividend calculation reflects the 36-day period from October 4 through November 8, 2000, at a rate of $0.0047 per day.
Eastern Enterprises shareholders will receive instructions from the exchange agent, EquiServe Trust Company, shortly after November 8, 2000. Those holding shares with a broker (or "street name") should contact the broker about receiving payment directly from that broker.

ENERGYNORTH SHAREHOLDERS.
EnergyNorth shareholders will receive an acquisition price of $61.4587 per share, paid in cash. This acquisition price reflects the original $61.13 price, plus a "ticking fee" of $0.3287 per share (the Eastern Enterprises "ticking fee' of $0.558 multiplied by a pre-determined factor of .589).
In addition, a prorated dividend of $0.2683 per share will be paid on November 22 to shareholders of record as of November 8, 2000. The prorated dividend calculation reflects the 69-day period from September 1 through November 8, 2000, at a rate of $0.35 per quarter ($0.35 multiplied by 69/90).
EnergyNorth shareholders will receive instructions from the exchange agent, EquiServe Trust Company, shortly after November 8, 2000. Those holding shares with a broker (or "street name") should contact the broker about receiving payment directly from that broker.

KEYSPAN SHAREHOLDERS.
This transaction does not affect existing KeySpan shareholders. Therefore, no action is required by KeySpan shareholders.

For more information, shareholders of Eastern Enterprises and EnergyNorth can contact EquiServe Trust Co., the exchange agent, at (800)736-3001, call the Eastern/EnergyNorth shareholder hotline at (781)647-2357, or visit the Investor Relations section of KeySpan's website: www.keyspanenergy.com.
                                        ----------------------

                     KEYSPAN'S ENERGY AND SERVICE COMPANIES

KEYSPAN ENERGY DELIVERY NEW YORK (formerly Brooklyn Union) is a regulated utility that sells and delivers natural gas to homes and businesses in the New York City boroughs of Brooklyn, Queens and Staten Island. KEYSPAN ENERGY DELIVERY LONG ISLAND (formerly Brooklyn Union of Long Island) is a regulated utility that sells and delivers natural gas to homes and businesses in Nassau and Suffolk Counties, as well as the Rockaway Peninsula of Queens County, NY.
           KEYSPAN ENERGY DELIVERY NEW ENGLAND (formerly Boston Gas, Essex Gas, Colonial Gas and EnergyNorth Natural Gas) is a regulated utility that sells and delivers natural gas to homes and businesses in Massachusetts and New Hampshire.
           KEYSPAN HOME ENERGY SERVICES companies provide a full range of energy products and services for customers' homes, including heating, air conditioning and water heating equipment installation, service and repair. In addition, the company sells natural gas and electricity to residential customers through energy supply contracts. Eastern Enterprises' ServiceEdge, the largest unregulated provider of residential HVAC equipment installation and services in New England, will hereafter be identified as KeySpan Home Energy Services.
           KEYSPAN BUSINESS SOLUTIONS companies provide a full range of energy products and services to businesses, ranging from the installation of HVAC systems to providing practical energy management solutions for commercial and industrial facilities. The company also offers integrated architectural, engineering, construction and O&M services, as well as financing. In addition, the company sells and manages the delivery of natural gas and electricity to its business customers through energy supply contracts. EnergyNorth's non-utility subsidiary, ENI Mechanicals (which provides mechanical contracting and HVAC services to commercial and industrial customers through its Northern Peabody and Granite State Plumbing and Heating subsidiaries), will hereafter be identified as KeySpan Business Solutions.
           KEYSPAN COMMUNICATIONS owns and operates a fiber optic telecommunications network that provides capacity for internet service providers (ISP's), carriers, competitive local exchange carriers (CLEC's), businesses and educational facilities. Cooperative arrangements extend the network throughout the New York City market, with fiber access to Europe through cable landing sites on Long Island.
           KEYSPAN MYHOMEKEY is an Internet-based home-management business that allows customers to manage home repairs and maintenance, shop online, tailor their energy use, and customize their home security systems, among other services. The myHomeKey.com site also keeps consumers abreast of community events by allowing the sharing of information.
           In addition, EnergyNorth Propane and Eastern Enterprises' AMR Data Corporation and Midland Enterprises will be managed by KeySpan Energy Development Corporation.

     A member of the S&P 500, KeySpan is the largest distributor of natural gas in the Northeast, with 2.4 million gas customers. KeySpan is also the largest investor-owned electric generator in New York State and operates Long Island's electric system. In addition, KeySpan markets energy and Internet services, processes gas in Canada, and has investments in fiber-optic cable, natural-gas exploration, production, pipeline transportation, distribution and storage. For more information, visit KeySpan's web site at www.keyspanenergy.com

     Certain statements contained herein are forward-looking statements, which reflect numerous assumptions and involve a number of risks and uncertainties. Actual results may differ materially from those discussed in such statements. Among the factors that could cause actual results to differ materially are: general economic trends; fluctuations in gas and electric prices; available sources and cost of fuel; State and Federal regulatory initiatives that increase competition, threaten cost and investment recovery, and impact rate structures; the ability of the Company to successfully reduce its cost structure; the ability of the Company to successfully integrate acquired operations; the degree to which the Company develops non-regulated business ventures; the effect of inflationary trends and increases in interest rates; and risks detailed from time to time in reports and other documents filed by the Company with the Securities and Exchange Commission.

Exhibit 99.2

                         PRO FORMA FINANCIAL INFORMATION

           The unaudited pro forma consolidated condensed balance sheet as of September 30, 2000 and the unaudited pro forma consolidated condensed income statements for the nine months ended September 30, 2000 and the year ended December 31, 1999 combine the historical information of KeySpan, Eastern and EnergyNorth. The unaudited pro forma consolidated condensed financial statements have been prepared to reflect our acquisitions of Eastern and EnergyNorth under the purchase method of accounting. Under the purchase method of accounting, assets acquired and liabilities assumed are recorded at their estimated fair values. The excess of the purchase price, including estimated fees and expenses directly related to the acquisition, in excess of the fair value of the net assets acquired is classified as goodwill on the accompanying unaudited pro forma consolidated condensed balance sheet. The estimated fair values and useful lives of assets acquired and liabilities assumed and any resulting goodwill, are subject to final valuation adjustments in accordance with generally accepted accounting principles.

           The pro forma adjustments reflected in the unaudited pro forma consolidated condensed balance sheet are as if the transactions had occurred on September 30, 2000. The unaudited pro forma consolidated condensed income statement for the nine months ended September 30, 2000 assumes that these transactions were completed on January 1, 2000. The unaudited pro forma consolidated condensed income statement for the year ended December 31, 1999 assumes that these transactions were completed on January 1, 1999. The unaudited pro forma consolidated condensed financial statements reflect our purchase of all of the outstanding common stock of Eastern for $64.56 per share in cash and all of the outstanding common stock of EnergyNorth for $61.46 per share in cash on November 8, 2000.

           On August 31, 1999, Eastern completed a merger with Colonial Gas Company which was accounted for using the purchase method of accounting; Eastern was the acquiring company for financial reporting purposes. The unaudited pro forma consolidated condensed income statement for the year ended December 31, 1999, therefore, reflects the results of operations of Colonial for the four month period September 1, 1999 through December 31, 1999.

           The unaudited pro forma consolidated condensed financial statements do not reflect the anticipated cost savings that may be obtained from the elimination of duplicate corporate and administrative programs in connection with the acquisitions or operating efficiencies that may result. We have identified before-tax synergy savings to be approximately $40 million annually.

           The following unaudited pro forma consolidated condensed financial statements should be read in conjunction with the historical consolidated financial statements and related notes thereto of KeySpan, Eastern and EnergyNorth. The following statements are not necessarily indicative of the financial position or operating results that would have occurred had the proposed transactions been consummated on the date, or at the beginning of the period, for which the proposed transactions are being given effect nor are they necessarily indicative of future operating results or financial position.

                                     KEYSPAN
            UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 2000
                                                                 Transaction                             Transaction
                                      KeySpan      Eastern       Adjustments   Pro Forma   EnergyNorth   Adjustments      Pro Forma
                                     ------------ ------------ -------------- ------------ -------------- ------------- ----------
                                                                                    (in thousands)
ASSETS
------
CURRENT ASSETS
   Cash and temporary cash
      investments                   $    63,618   $   39,122   $  (53,747)(4) $    48,993   $     175   $ (6,253) (11)  $  42,915
   Customer accounts receivable, net    806,087       74,397            -         880,484      14,478          -          894,962
   Other                                486,856      195,025            -         681,881      15,916          -          697,797
                                    -----------   ----------   ----------    ------------   ---------   --------    -------------
                                      1,356,561      308,544      (53,747)      1,611,358      30,569     (6,253)       1,635,674
                                    -----------   ----------   ----------    ------------   ---------   --------    -------------
EQUITY INVESTMENTS AND OTHERS           427,557       14,265            -         441,822           -          -          441,822
                                    -----------   ----------   ----------    ------------   ---------   --------    -------------

PROPERTY
   Electric                           1,386,206            -            -       1,386,206           -          -        1,386,206
   Gas                                3,584,690    1,538,249            -       5,122,939     179,838          -        5,302,777
   Other                                393,252      684,401            -       1,077,653       8,016          -        1,085,669
   Accumulated depreciation          (1,688,283)    (943,081)           -      (2,631,364)    (60,445)         -       (2,691,809)
   Gas exploration and production     1,346,357            -            -       1,346,357           -          -        1,346,357
   Accumulated depletion               (582,912)           -            -        (582,912)          -          -         (582,912)
                                    -----------   ----------   ----------    ------------   ---------   --------    -------------
                                      4,439,310    1,279,569            -       5,718,879     127,409          -        5,846,288
                                    -----------   ----------   ----------    ------------   ---------   --------    -------------
DEFERRED CHARGES
   Goodwill, net of amortization        350,552      242,497    1,126,767(1)    1,719,816           -    174,870(8)     1,894,686
   Regulatory assets and other          678,541      138,778       53,747(4)      881,815      15,164      6,253(11)      904,483
                                              -            -       10,749(2)            -           -      1,251(9)             -
                                    -----------   ----------   ----------    ------------   ---------   --------    -------------
                                      1,029,093      381,275    1,191,263       2,601,631      15,164    182,374        2,799,169
                                    -----------   ----------   ----------    ------------   ---------   --------    -------------
TOTAL ASSETS                        $ 7,252,521   $1,983,653   $1,137,516    $ 10,373,690   $ 173,142   $176,121    $  10,722,953
                                    ===========   ==========   ==========    ============   =========   ========    =============

LIABILITIES AND CAPITALIZATION
CURRENT LIABILITIES
  Current maturities of
    long-term debt                  $        - $       6,072   $        -     $    6,072    $    777           -    $       6,849
  Accounts payable and accrued
    expenses                           876,771       154,747            -      1,031,518      21,094           -        1,052,612
  Commercial paper                     382,090       121,990      276,907(1)     899,033      21,503      32,224(8)       970,847
                                              -             -        8,100(2)           -           -       2,100(9)             -
                                              -             -       99,197(3)           -           -      14,736(10)            -
                                              -             -       10,749(2)           -           -       1,251(9)             -
                                     ----------    ----------    ---------     ----------    --------   ---------    -------------
                                      1,258,861       282,809      394,953      1,936,623      43,374      50,311        2,030,308
                                     ----------    ----------    ---------     ----------    --------   ---------    -------------

DEFERRED CREDITS AND OTHER
  LIABILITIES
  Deferred income taxes                238,748       183,728            -        422,476      21,698           -          444,174
  Reserves and other liabilities       681,964       198,673            -        880,637       5,217           -          885,854
                                     ----------    ----------    ---------     ----------    --------   ---------    -------------
                                        920,712       382,401            -      1,303,113      26,915           -        1,330,028
                                     ----------    ----------    ---------     ----------    --------   ---------    -------------
GAS INVENTORY FINANCING                       -        59,657            -         59,657      11,455           -           71,112
                                     ----------    ----------    ---------     ----------    --------   ---------    -------------

CAPITALIZATION
   Long-term debt                     2,120,752       501,937    1,478,003(1)   4,100,692      45,211     171,997(8)     4,317,900
                                     ----------    ----------    ---------     ----------    --------   ---------    -------------
   Preferred stock                       84,323        16,737            -        101,060           -           -          101,060
                                     ----------    ----------    ---------     ----------    --------   ---------    -------------
   Common stock                       2,987,242       274,028     (274,028)(1)  2,991,914      35,966     (35,966)(8)    2,991,914

                                              -             -        4,672(3)           -           -           -                -
                                     ----------    ------------  ---------     ---------    ----------   --------     -------------
   Retained earnings                    481,658       466,512     (466,512)(1)    481,658      10,221     (10,221)(8)      481,658
   Accumulated comprehensive income      (6,476)          155         (155)(1)     (6,476)          -           -           (6,476)
   Treasury stock purchased            (702,435)         (583)         583(1)    (702,435)          -           -         (702,435)
                                     ----------    ----------    ---------     ----------    --------   ---------    -------------
     Total common shareholders
          equity                      2,759,989       740,112     (735,440)     2,764,661      46,187     (46,187)       2,764,661
                                     ----------    ----------    --------      ----------    --------   --------     -------------
Total capitalization                  4,965,064     1,258,786      742,563      6,966,413      91,398     125,810        7,183,621
                                     ----------    ----------    ---------     ----------    --------   ---------    -------------
MINORITY INTEREST                       107,884             -            -        107,884           -           -          107,884
                                     ----------    ----------    ---------     ----------    --------   ---------    -------------
TOTAL LIABILITIES AND CAPITALIZATION $7,252,521    $1,983,653    $1,137,516    $10,373,690   $173,142   $ 176,121    $  10,722,953
                                     ==========    ==========    =========     ==========    ========   ==========   =============


                                                                             KEYSPAN
                                                     UNAUDITED PRO FORMA CONSOLIDATED CONDENSED INCOME STATEMENT
                                                                    YEAR ENDED DECEMBER 31, 1999


                                                                 Transaction     Pro                     Transaction
                                        KeySpan       Eastern    Adjustments     Forma       EnergyNorth Adjustments   Pro Forma
                                        ----------- -----------  ----------     ------------ ----------  -------       ------------
                                                                          (dollars in thousands)
REVENUES
   Gas Distribution                     $1,753,132  $   690,809          -      $ 2,443,941  $  124,863           -    $   2,568,804
   Marine Services                               -      267,269          -          267,269           -           -          267,269
   Electric Services                       861,582            -          -          861,582           -           -          861,582
   Gas Exploration and Production          150,581            -          -          150,581           -           -          150,581
   Energy Related Services and Other       189,318       20,624          -          209,942           -           -          209,942
                                        ----------  -----------  ---------      ------------ ----------   ---------    -------------
     Total Revenues                      2,954,613      978,702          -        3,933,315     124,863           -        4,058,178
                                        ----------  -----------  ---------      ------------ ----------   ---------    -------------

OPERATING EXPENSES
   Purchased gas                           744,432      339,274          -        1,083,706      73,961           -        1,157,667
   Purchased fuel                           17,252            -          -           17,252           -           -           17,252
   Operations and maintenance            1,091,166      403,465          -        1,494,631      27,086           -        1,521,717
   Depreciation, depletion and
     amortization                          253,440       81,373     28,169(6)       362,982       7,845       4,372 (13)     375,199
   Operating taxes                         366,154       41,151          -          407,305       3,812           -          411,117
                                        ----------  -----------  ---------      -----------  ----------   ---------    -------------
     Total Operating Expenses            2,472,444      865,263     28,169        3,365,876     112,704       4,372        3,482,952
                                        ----------  -----------  ---------      -----------  ----------   ---------    -------------

OPERATING INCOME                           482,169      113,439    (28,169)         567,439      12,159      (4,372)         575,226
                                        ----------  -----------  ---------      -----------  ----------   ---------    -------------

OTHER INCOME AND (DEDUCTIONS)
   Income from equity investments           15,347            -          -           15,347           -           -           15,347
   Interest income                          26,993        7,964          -           34,957           -           -           34,957
   Minority interest                       (11,141)           -          -          (11,141)          -           -         (11,141)
   Other                                     6,297        8,980          -           15,277         525           -           15,802
                                        ----------  -----------  ---------      -----------  ----------   ---------    -------------
     Total Other Income                     37,496       16,944          -           54,440         525           -           54,965
                                        ----------  -----------  ---------      -----------  ----------   ---------    -------------

INCOME BEFORE INTEREST CHARGES
   AND INCOME TAXES                        519,665      130,383    (28,169)         621,879      12,684      (4,372)         630,191

INTEREST CHARGES                           124,692       37,274    147,220(5)       309,186       4,915      17,427 (12)     331,528
INCOME TAXES                               136,362       36,154    (51,527(7)       120,989       3,740      (6,099)(14)     118,630
NET INCOME                                 258,611       56,955   (123,862)         191,704       4,029     (15,700)         180,033

Preferred stock dividend requirements       34,752        1,862          -           36,614           -           -           36,614
Earnings for common stock               $  223,859  $    55,093  $(123,862)     $   155,090  $    4,029   $ (15,700)   $     143,419
                                        ==========  ===========  =========      ===========  ==========   =========    =============

Averages shares outstanding (000)          138,526            -          -          138,526           -           -          138,526
BASIC AND DILUTED EARNINGS PER
COMMON SHARE                            $   1.62              -          -      $    1.12             -           -    $     1.04
                                        ==========                              ===========                            =============

                                                                              KEYSPAN
                                                     UNAUDITED PRO FORMA CONSOLIDATED CONDENSED INCOME STATEMENT
                                                                NINE MONTHS ENDED SEPTEMBER 30, 2000


                                                                   Transaction                             Transaction
                                           KeySpan    Eastern      Adjustments   Pro Forma    EnergyNorth  Adjustments    Pro Forma
                                       -----------    ----------   ------------  ----------   -----------  -----------   -----------
                                                                                  (in thousands)

REVENUES

   Gas Distribution                    $ 1,458,595 $  576,084            -    $ 2,034,679  $   149,148            -     $  2,183,827
   Marine Services                               -    211,751            -        211,751            -            -          211,751
   Electric Services                     1,097,616          -            -      1,097,616            -            -        1,097,616
   Gas Exploration and Production          169,966          -            -        169,966            -            -          169,966
   Energy Related Services and Other       485,161     19,713            -        504,874            -            -          504,874
                                         ---------    -------    ---------      ---------     --------     --------     ------------
     Total Revenues                      3,211,338    807,548            -      4,018,886      149,148            -        4,168,034
                                         ---------    -------    ---------      ---------     --------     --------     ------------

OPERATING EXPENSES

   Purchased gas                           717,140    280,469            -        997,609       94,884            -        1,092,493
   Purchased fuel                          301,361          -            -        301,361            -            -          301,361
   Operations and maintenance            1,156,355    357,955            -      1,514,310       33,334            -        1,547,644
   Depreciation, depletion and
   amortization                            216,364     73,051       21,127(6)     310,542        8,408        3,279(13)    322,229
   Operating taxes                         298,010     34,424            -        332,434        4,154            -          336,588
                                         ---------    -------    ---------      ---------     --------     --------     ------------
     Total Operating Expenses            2,689,230    745,899       21,127      3,456,256      140,780        3,279        3,600,315
                                         ---------    -------    ---------      ---------     --------     --------     ------------

OPERATING INCOME                           522,108     61,649     (21,127)        562,630        8,368      (3,279)          567,719
                                         ---------    -------    ---------      ---------     --------     --------     ------------

OTHER INCOME AND (DEDUCTIONS)

   Income from equity investments           16,333          -            -         16,333            -            -           16,333
   Minority interest                      (13,747)          -            -       (13,747)            -            -         (13,747)
   Other                                     6,510      5,225            -         11,735          243            -           11,978
                                         ---------    -------    ---------      ---------     --------     --------     ------------
     Total Other Income                      9,096      5,225            -         14,321          243            -           14,564
                                         ---------    -------    ---------      ---------     --------     --------     ------------

INCOME BEFORE INTEREST CHARGES
AND INCOME TAXES                           531,204     66,874     (21,127)        576,951        8,611      (3,279)          582,283

INTEREST CHARGES                           120,106     34,139      110,415(5)     264,660        5,332      13,070 (12)      283,062

INCOME TAXES                               170,858     13,828     (38,645)(7)     146,041        3,137      (4,575)(14)      144,603

NET INCOME                                 240,240     18,907     (92,897)        166,250          142     (11,774)          154,618

Preferred stock dividend requirements       16,453      1,082            -         17,535            -            -           17,535
Earnings for common stock              $   223,787    $17,825    $(92,897)    $   148,715     $    142    $(11,774)     $    137,083
                                         =========    =======    =========      =========     ========    =========     ============

Averages shares outstanding (000)          133,965          -            -        133,965            -            -          133,965

BASIC AND DILUTED EARNINGS PER
COMMON SHARE                           $     1.67           -            -    $     1.11             -            -     $       1.02
                                         =========                              =========                               ============

                        NOTES TO THE UNAUDITED PRO FORMA
                   CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                     FOR THE PERIOD ENDED SEPTEMBER 30, 2000

NOTE 1. CASH CONSIDERATION AND ESTIMATED GOODWILL RELATED TO THE EASTERN ACQUISITION

             Cash consideration paid to Eastern shareholders will be refinanced from the proceeds of the Notes and commercial paper issuances. We will issue approximately $1.478 billion of Notes at an estimated annual effective interest rate of 8.149% and approximately $277 million of commercial paper at an estimated annual interest rate of 6.78%. We acquired all of the outstanding common stock of Eastern for $64.56 per share, in cash.

             The estimated goodwill reflects the recognition of the excess amount of the purchase price over the fair value of the net assets acquired, including costs incurred directly related to the consummation. The following represents the estimated goodwill calculation:


Estimated Eastern common shares outstanding at date of closing        27,183,454
Share price                                                      $       64.558
                                                                  --------------
Purchase price                                                   $ 1,754,909,423
Common equity of Eastern                                           (740,112,000)
                                                                  --------------
                                                                 $ 1,014,797,423
Estimated transaction costs (see note 2)                               8,100,000
Estimated restructuring and other costs (see note 3)                 103,870,000
                                                                  --------------
Estimated goodwill                                               $ 1,126,767,423
                                                                  ==============
Amortization period                                                           40
Estimated yearly amortization                                    $    28,169,186
Estimated nine months amortization                               $    21,126,889

             A final determination of goodwill will reflect purchase accounting adjustments based on the fair value of assets and liabilities acquired, actuarial valuations related to employee benefit plans, estimates with respect to the effect of consolidation of corporate and administrative functions, completion of studies related to environmental issues, possible contract and asset impairment charges, possible asset sales, and other adjustments.

NOTE 2.      ESTIMATED TRANSACTION COSTS ASSOCIATED WITH THE EASTERN ACQUISITION

             We have incurred direct expenses related to the acquisition, including accounting, investment banking, legal and consulting fees. The pro forma adjustments include an estimate for these costs of $8.1 million, which is included in goodwill. These costs will be refinanced through the issuance of commercial paper. We will also incur underwriting fees of approximately $10.7 million. These costs will be amortized to interest expense over the life of the related debt and will be financed through the issuance of commercial paper.

NOTE 3. ESTIMATED RESTRUCTURING AND OTHER COSTS ASSOCIATED WITH THE EASTERN ACQUISITION

             Eastern has incurred direct expenses related to the acquisition, including accounting, investment banking, legal and consulting fees, of
approximately  $13.9  million.   In  addition,   Eastern  incurred  expenses  of
approximately $76.3 million for contractual obligations, such as "change in control" payments and non-qualified stock options, that were "cashed out." These costs have been expensed as incurred by Eastern and have been included in the calculation of estimated goodwill. These costs will be refinanced through the issuance of commercial paper. Eastern has also incurred costs of approximately
$9 million associated with a severance program. These costs have also been included in the calculation of estimated goodwill and will be financed through the issuance of commercial paper. Further, some Eastern options were converted to options to purchase KeySpan stock. The estimated value of such options, which were primarily fully vested, approximated $4.7 million and were recorded as additional purchase price consideration by us.

NOTE 4.              FORWARD STARTING SWAP AGREEMENT

             In anticipation of issuing long-term debt, we entered into forward starting swap agreements to hedge a portion of the risk that the cost of the issuance of the Notes would be adversely affected by changes in interest rates. Through September 30, 2000, we entered into $1.35 billion of forward starting swap agreements with interest rates that ranged from 6.86% to 7.78%. The maturities on these instruments range from 5 to 30 years. Based on interest rates effective as of October 30, 2000, we estimate that we may be obligated to pay counterparties approximately $54 million at the time of the issuance of the Notes. This amount will be amortized to interest expense over the life of the Notes and reflects the significant decrease in interest rates since we entered into the forward starting swap lock agreements.

NOTE 5.              INTEREST EXPENSE ASSOCIATED WITH THE EASTERN ACQUISITION

             Interest expense reflects the issuance of approximately $1.478 billion of Notes and approximately $277 million of commercial paper to refinance a portion of the Bridge Financing and other commercial paper, which was issued to finance a portion of the acquisition price of Eastern at estimated annual effective interest rates of 8.149% and 6.78%, respectively. The long-term debt interest rate is an all-inclusive rate that reflects the rates associated with our forward starting swap agreements, as well as our estimated credit spread and an estimate for the amortization of underwriting fees. Interest expense also reflects the issuance of commercial paper to finance transaction costs of approximately $118 million at an estimated annual interest rate of 6.78%. A change in the actual interest rate of 0.125%, as compared to the estimated interest rates, will change net income by approximately $1.5 million annually and by $1.1 million for nine months.

NOTE 6.         AMORTIZATION OF GOODWILL ASSOCIATED WITH THE EASTERN ACQUISITION

             Goodwill, which is not tax deductible, will be amortized over a 40 year period.

NOTE 7.              INCOME TAXES ASSOCIATED WITH THE EASTERN ACQUISITION

             Income taxes on the unaudited pro forma consolidated condensed income statement have been adjusted to reflect the tax deduction of interest expense at a rate of 35%. A tax benefit has not been provided for goodwill since it is not tax deductible.

NOTE 8. CASH CONSIDERATION AND ESTIMATED GOODWILL ASSOCIATED WITH THE ENERGYNORTH ACQUISITION

             Cash consideration paid to EnergyNorth shareholders will be refinanced from the proceeds of the Notes and commercial paper issuances. We will issue approximately $172 million of Notes at an estimated annual effective interest rate of 8.149% and approximately $32 million of commercial paper at an estimated annual interest rate of 6.78%. We acquired all of the outstanding common stock of EnergyNorth for $61.46 per share, in cash.

           The estimated goodwill reflects the recognition of the excess amount of the purchase price over the fair value of the net assets acquired, including adjustments for costs incurred directly related to the consummation. The following represents the estimated goodwill calculation:


Estimated EnergyNorth common shares outstanding at date of closing    3,322,903
Share price                                                       $     61.4587
                                                                  -------------
Purchase price                                                    $ 204,221,299
Common equity of EnergyNorth                                       (46,187,000)
                                                                  -------------
                                                                  $ 158,034,299
Estimated transaction costs (see note 9)                              2,100,000
Estimated restructuring and other costs (see note 10)                14,736,000
                                                  --              -------------
Estimated goodwill                                                $ 174,870,299
                                                                  =============
Amortization period                                                          40
Estimated yearly amortization                                     $   4,371,757
Estimated nine month amortization                                 $   3,278,818

             A final determination of goodwill will reflect purchase accounting adjustments based on the fair value of assets and liabilities acquired, actuarial valuations related to employee benefit plans, estimates with respect to the effect of consolidation of corporate and administrative functions, completion of studies related to environmental issues, possible contract and asset impairment charges, possible asset sales, and other adjustments.

NOTE 9.      ESTIMATED TRANSACTION COSTS ASSOCIATED WITH THE ENERGYNORTH
             ACQUISITION

             Together, we and Eastern have incurred direct expenses related to the EnergyNorth acquisition, including accounting, investment banking, legal and consulting fees. The pro forma adjustments include an estimate for these costs of $2.1 million, which is included in goodwill. These costs will be refinanced through the issuance of commercial paper. We and Eastern will incur underwriting fees of approximately $1.3 million. These costs will be amortized to interest expense over the life of the related debt and will be financed through the issuance of commercial paper.

NOTE 10. ESTIMATED RESTRUCTURING AND OTHER COSTS ASSOCIATED WITH THE ENERGYNORTH ACQUISITION

             EnergyNorth has incurred direct expenses related to the acquisition, including accounting, investment banking, legal and consulting fees, of approximately $4.7 million. In addition, EnergyNorth incurred expenses of approximately $10 million for contractual obligations, such as "change in control" payments. These costs were expensed as incurred by EnergyNorth and have been included in the calculation of estimated goodwill. These costs will be refinanced through the issuance of commercial paper.

NOTE 11.     FORWARD STARTING SWAP AGREEMENT

             In anticipation of issuing long-term debt, we entered into forward starting swap agreements to hedge a portion of the risk that the cost of issuance of the Notes would be adversely affected by changes in interest rates. Through September 30, 2000, we entered into $150 million of forward starting swap agreements with interest rates that ranged from 6.86% to 7.78%. The maturities on these instruments range from 5 to 30 years. Based on interest rates effective as of October 30, 2000, we estimate that we may be obligated to pay counterparties approximately $6 million at the time of the issuance of the Notes. This amount will be amortized to interest expense over the life of the Notes and reflects the significant decrease in interest rates since we entered into the forward starting swap lock agreements.

NOTE 12.     INTEREST EXPENSE ASSOCIATED WITH THE ENERGYNORTH ACQUISITION

             Interest expense reflects the issuance of approximately $172 million of Notes and approximately $32 million of commercial paper to refinance the Bridge Financing and other commercial paper, which was issued to finance a portion of the acquisition price of EnergyNorth at estimated effective annual interest rates of 8.149% and 6.78%, respectively. The long-term debt interest rate is an all-inclusive rate that reflects the rates associated with our forward starting swap agreements, as well as our estimated credit spread and an estimate for the amortization of underwriting fees. Interest expense also reflects the issuance of commercial paper to finance transaction costs of approximately $18.1 million at an estimated annual interest rate of 6.78%. A change in the actual interest rate of 0.125%, as compared to the estimated interest rates, will change net income by approximately $0.2 million annually and have an immaterial effect on net income for the nine month period.

NOTE 13.    AMORTIZATION OF GOODWILL ASSOCIATED WITH THE ENERGYNORTH ACQUISITION

             Goodwill, which is not tax deductible, will be amortized over a 40 year period.

NOTE 14.     INCOME TAXES ASSOCIATED WITH THE ENERGYNORTH ACQUISITION

             Income taxes on the unaudited pro forma consolidated condensed income statement have been adjusted to reflect the tax deduction of interest expense at a rate of 35%. A tax benefit has not been provided for goodwill since it is not tax deductible.